ACM MANAGED DOLLAR INCOME FUND, INC.

OFFER TO PURCHASE FOR CASH 924,778 OF ITS ISSUED

AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME ON

JUNE 1, 2009, UNLESS THE OFFER IS EXTENDED.

To the Stockholders of ACM Managed Dollar Income Fund, Inc.:

ACM Managed Dollar Income Fund, Inc., a non-diversified, closed-end management investment company incorporated in Maryland (the “Fund”), is offering to purchase 924,778 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), to fulfill an undertaking made in connection with the initial public offering of the Shares. See Section 2. The offer is for cash at a price equal to the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market in which the Shares are traded, on the date after the date the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer”). The Offer will expire at 12:00 Midnight Eastern Time on June 1, 2009, unless extended. The Shares are traded on the NYSE under the symbol “ADF”. The NAV as of the close of the regular trading session of the NYSE on May 1, 2009 was $6.47 per Share. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson Inc. (the “Information Agent”), by calling Georgeson Inc. between the hours of 9:00 a.m. and 8:00 p.m., Eastern Time, Monday through Friday, at (212) 440-9800 (Banks and Brokers) or (866) 651-3182 (all others) (except holidays).

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 3.

IMPORTANT INFORMATION

Stockholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares (in proper certificated or uncertificated form), any other documents required by the Letter of Transmittal, and a check in the amount of $25.00 payable to Computershare Trust Company, N.A., Depositary (the “Processing Fee”); or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering Stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form or not accompanied by the Processing Fee.

If you do not wish to tender your Shares, you need not take any action.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR ALLIANCEBERNSTEIN L.P. (THE “INVESTMENT ADVISER”) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS OR THE INVESTMENT ADVISER AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR THE INVESTMENT ADVISER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

DEPOSITARY

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail:	By Registered, Certified Or Express Mail or Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Corporate Actions	c/o Corporate Actions
P.O. Box 43011	250 Royall Street Suite V
Canton, MA 02940-3011	Canton, MA 02021

INFORMATION AGENT

GEORGESON INC.

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (866) 651-3182

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the tender offer?

•

ACM Managed Dollar Income Fund, Inc. (the “Fund”) is offering to purchase 924,778 of its shares of Common Stock for cash at a price per share equal to the per share net asset value as of the close of the regular trading session of the NYSE on June 2, 2009 (or, if the offer is extended, on the date after the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

When will the tender offer expire, and may the offer be extended?

•

The tender offer will expire at 12:00 Midnight Eastern Time on June 1, 2009, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 16.

What is the net asset value per Fund share and the closing sale price on the NYSE per Fund share as of a recent date?

•

As of May 1, 2009, the net asset value per share was $6.47 and the closing sale price per share was $5.53. See Section 8 for details. During the pendency of the tender offer, current net asset value quotations can be obtained from the Information Agent, Georgeson Inc., by calling (212) 440-9800 (Banks and Brokers) or (866) 651-3182 (all others) between 9:00 a.m. and 8:00 p.m., Eastern Time, Monday through Friday (except holidays). You can find the current market price per share, as quoted on the NYSE, under the symbol “ADF”.

Will the net asset value be higher or lower on the date that the price to be paid for tendered shares is to be determined?

•	No one can accurately predict the net asset value at a future date.

What happens if I tender my shares and the net asset value on the date of determination of the tender price is lower than the then current market price per share on the NYSE?

•	You would receive less money for your shares than if you had sold them on the NYSE.

How do I tender my shares?

•

If your shares are registered in your name, you should obtain the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by Computershare Trust Company, N.A., the Depositary, in proper form before 12:00 Midnight Eastern Time on June 1, 2009 (unless the tender offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision. You can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by June 1, 2009 (or if the offer is extended, the expiration date as extended). See Section 4.

Is there any cost to me to tender?

•

There is a $25.00 processing fee per tendering stockholder. A tender will not be a proper one unless a check payable to Computershare Trust Company, N.A. for this fee accompanies the tender documents submitted to Computershare Trust Company, N.A. The processing fee will be refunded only if no shares tendered are purchased pursuant to the offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

May I withdraw my shares after I have tendered them and, if so, by when?

•

Yes, you may withdraw your shares at any time prior to 5:00 p.m., Eastern Time, on June 3, 2008 (or if the offer is extended, at any time prior to 5:00 p.m., Eastern Time, on the second day on which the NYSE is open for trading after the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time after June 26, 2009. See Section 5.

How do I withdraw tendered shares?

•

A notice of withdrawal of tendered shares must be timely received by Computershare Trust Company, N.A., which specifies the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to Computershare Trust Company, N.A., the name of the registered owner of such shares if different than the person who tendered the shares. See Section 5.

May I place any conditions on my tender of shares?

•	No.

Is there a limit on the number of shares I may tender?

•	No. Also, your tender will be proper only if you tender all Fund shares you own or which you are considered to own under specified federal tax rules. See Sections 1 and 15.

What if more than 924,778 shares are tendered (and not timely withdrawn)?

•

The Fund will purchase duly tendered shares from tendering stockholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each stockholder (and not timely withdrawn), unless the Fund determines not to purchase any shares. The Fund’s present intention, if the tender offer is oversubscribed, is not to purchase more than 924,778 shares. See Section 1.

If I decide not to tender, how will the tender offer affect the Fund shares I hold?

•	Your percentage ownership interest in the Fund will increase after completion of the tender offer. See Section 11.

Does the Fund have the financial resources to make payment?

•	Yes.

If shares I tender are accepted by the Fund, when will payment be made?

•	It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made on or about June 1, 2009. See Section 6.

Is my sale of shares in the tender offer a taxable transaction?

•

For most stockholders, yes. All U.S. stockholders, other than those who are tax-exempt, who sell shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See Section 15 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax advisor as well.

Is the Fund required to complete the tender offer and purchase all shares tendered up to the number of shares tendered for?

•	Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any shares tendered as described in Section 3.

Is there any reason shares tendered would not be accepted?

•

In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if all shares actually and constructively (as determined under the Internal Revenue Code of 1986, as amended) owned by the tendering stockholder are not tendered or if the tender does not include original signature(s) or the original of any required signature guarantee(s).

How will tendered shares be accepted for payment?

•

Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund’s Board of Directors followed by notice of acceptance to Computershare Trust Company, N.A., which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 6.

What action need I take if I decide not to tender my shares?

•	None.

Does management encourage stockholders to participate in the tender offer, and will they participate in the tender offer?

•

No. Neither the Fund, its Board of Directors nor the Fund’s investment adviser is making any recommendation to tender or not to tender shares in the tender offer. No director or officer of the Fund intends to tender shares. See Section 10.

Will this be my last opportunity to tender shares to the Fund?

•

On March 11, 2009, the Board of Directors of the Fund approved and declared advisable a proposed acquisition (the “Acquisition”) of the assets and liabilities of the Fund by AllianceBernstein Global High Income Fund, Inc.

(“Global High Income”) and the subsequent dissolution of the Fund and directed that the Acquisition and dissolution be submitted to the stockholders for approval at a Special Meeting of Stockholders to be held on July 30, 2009. If the Acquisition is approved by the stockholders, each stockholder will receive shares of Global High Income having an aggregate NAV equal to the aggregate NAV of the stockholder’s shares in the Fund. The Fund would then cease operations and dissolve. See Section 2.

•

Under the terms of the Fund’s original prospectus undertaking, the Fund is to conduct a tender offer during each year, subject to a policy that the Fund would not proceed with a tender offer in a particular year if Fund shares have traded on the NYSE during a specified 12 week period (the “Measurement Period”) at an average price at or above their NAV or at an average discount from NAV of less than 3%, determined on the basis of the average market price per share and discounts as of the last trading day in each week. The Measurement Period is required to commence on a date designated by the Fund’s Board of Directors which shall be no later than the end of the first calendar quarter of that year. If the Acquisition is not approved by the stockholders, pursuant to the undertaking, the Fund may, but is not required to, conduct other tender offers. See Section 2.

How do I obtain information?

•

Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to the Information Agent, Georgeson Inc., at (212) 440-9800 (Banks and Brokers) or (866) 651-3182 (all others). If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

1.  Price; Number of Shares.  Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 924,778 of its issued and outstanding Shares that are properly tendered prior to 12:00 Midnight Eastern Time on June 1, 2009 (and not withdrawn in accordance with Section 5). The Fund reserves the right to amend, extend or terminate the Offer. See Sections 3 and 16. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The later of June 1, 2009 or the latest date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be their NAV per Share determined as of the close of the regular trading session of the NYSE on the first day which the NYSE is open for trading after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the NYSE on May 1, 2009 was $6.47 per Share. During the pendency of the Offer, current NAV quotations can be obtained from the Information Agent by calling Georgeson Inc. between the hours of 9:00 a.m. and 8:00 p.m., Eastern Time, Monday through Friday (except holidays).

The Offer is being made to all Stockholders and is not conditioned upon Stockholders tendering in the aggregate any minimum number of Shares. Pursuant to the Fund’s Prospectus dated October 22, 1993 (the “Prospectus”), however, a Stockholder wishing to accept the Offer is required to tender all (but not less than all) Shares owned by the Stockholder and all Shares attributed to the Stockholder for federal income tax purposes under Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of purchase of Shares by the Fund pursuant to the Offer. See Section 15 concerning the tax consequences of tendering Shares.

If more than 924,778 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not withdrawn). If Shares duly tendered by or on behalf of a Stockholder include Shares held pursuant to the Fund’s Dividend Reinvestment Plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that Plan.

On April 30, 2009, there were 18,495,567 Shares issued and outstanding, and there were 555 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

2.  Purpose of the Offer; Plans or Proposals of the Fund.  The purpose of the Offer is to fulfill an undertaking made in connection with the initial public offering of the Shares, as set forth in the Fund’s Prospectus. In the Prospectus, the Fund indicated that, in recognition of the possibility that the Shares might trade at a discount to NAV, the Fund’s Board of Directors (the “Board of Directors” or the “Board”) had determined that it would be in the interest of Stockholders to take action to attempt to reduce or eliminate a market value discount from NAV.

In this regard, the Fund undertook to conduct a tender offer for Shares during the second quarter of 1995 and each year thereafter, subject to a policy that the Fund would not proceed with the tender offer in a particular year if Shares have traded on the principal securities exchange where Shares are listed (at present the NYSE) at an average price at or above NAV or at an average discount from NAV of less than 3% determined on the basis of the average market prices per Share and discounts as of the last trading day in each week (a “weekly valuation day”) during a period of 12 calendar weeks of the relevant year (the “Measurement Period”). The Measurement Period is required to commence on a date designated by the Fund’s Board of Directors, which shall be no later than the end of the first calendar quarter of that year. At the February 3-5, 2009 Regular Meeting, the Board fixed as the Measurement Period for purposes of determining whether a mandatory tender offer was required to be conducted during the second quarter of 2009, the 12 weeks ended May 1, 2009. The average trading price of the Shares on the weekly valuation days during the Measurement Period was approximately $4.94 per Share, and the average NAV per Share on the same days was approximately $6.07, reflecting an average discount of 18.56%. Accordingly, the Fund is conducting the Offer.

In addition to tender offers pursuant to the above-described undertaking, the Board considers from time to time more frequent tender offers for Shares and may consider other steps to reduce or eliminate the Fund’s market value discount from NAV such as open market repurchases of Shares. There can be no assurance that the Board will authorize any such action. There can also be no assurance that the Offer, other Share tender offers, Share repurchases or other steps will result in the Shares trading at a price that approximates or is equal to their NAV. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.

On March 11, 2009, the Board approved and declared advisable a proposed acquisition (the “Acquisition”) of the assets and liabilities of the Fund by AllianceBernstein Global High Income Fund, Inc. (“Global High Income”) and the subsequent dissolution of the Fund and directed that the Acquisition and dissolution be submitted to the stockholders for approval at a Special Meeting of Stockholders to be held on July 30, 2009. If the Acquisition is approved by the stockholders, then each stockholder will receive shares of Global High Income having an NAV equal to the aggregate NAV of the stockholder’s shares in Managed Dollar. The Fund would then cease operations and dissolve. An exchange of the shares of the Fund for Global High Income shares at NAV may result in the stockholders’ receiving Global High Income shares with an aggregate market value on the date of exchange that is higher or lower than the market value of their shares of the Fund immediately prior to the exchange.

Except as set forth above, as referred to in Section 7 or the last paragraph of Section 10, or in connection with the operation of the Fund’s Dividend Reinvestment Plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any material change in the Fund’s present dividend rate or policy, or indebtedness or capitalization of the Fund; (b) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (c) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the “1940 Act”); (d) any class of equity securities of the Fund to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (e) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (f) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (h) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3.  Certain Conditions of the Offer.  Notwithstanding any other provision of the Offer or the Prospectus, the announced policy of the Board, which may be changed by the Board, is that the Fund will not purchase Shares pursuant to the Offer if (a) such transaction, if consummated, would (i) result in the delisting of the Shares from the NYSE (the NYSE having advised the Fund that it would consider delisting if the aggregate market value of the outstanding publicly held Shares is less than $5,000,000, the number of publicly held Shares falls below 600,000 or the number of round-lot holders falls below 1,200) or (ii) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the corporate level in addition to the taxation of Stockholders who receive dividends from the Fund); (b) the Fund would not be able to liquidate portfolio securities in an orderly manner and consistent with the Fund’s investment objective and policies in order to purchase Shares tendered pursuant to the Offer; (c) there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Fund, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or any foreign exchange on which portfolio securities of the Fund are traded, (iii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Fund, (iv) limitation which affects the Fund or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Fund, or (vi) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Fund or its Stockholders if Shares tendered pursuant to the Offer were purchased; or (d) the Board determines that effecting the transaction would constitute a breach of their fiduciary duty owed the Fund or its stockholders. The Board may modify these conditions in light of experience.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 16.

4.  Procedures for Tendering Shares.

a.  Proper Tender of Shares.  For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), all Shares actually, or as determined under Section 318 of the Code constructively, owned by the tendering Stockholder (see Sections 1 and 15) (in proper certificated or uncertificated form), any other documents required by the Letter of Transmittal and the Processing Fee must be received by the Depositary at the appropriate address set forth on page 2 of this Offer before 12:00 Midnight Eastern Time on the Expiration Date. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Stockholder’s representation that the Stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

b.  Signature Guarantees and Method of Delivery.  No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an “Eligible Institution”) which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion guarantee program. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the tendered Shares are registered in different names (including Shares constructively owned by the tendering Stockholder as determined under Section 318 of the Code which must also be tendered—see Sections 1 and 15), it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

c.  Dividend Reinvestment Plan.  Computershare Trust Company, N.A., the Fund’s Transfer Agent, holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s Dividend Reinvestment Plan. In addition to tendering all of their other Shares, Stockholders wishing to accept the Offer must tender all such uncertificated Shares. See Section 1 concerning the manner in which any necessary proration will be made.

d.  Book-Entry Delivery.  The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer, any other documents required by the Letter of Transmittal and the Processing Fee, must in any case be received by the Depositary prior to 12:00 Midnight Eastern Time on the Expiration Date at one of its addresses set forth on page 2 of this Offer, or the tendering Stockholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

e.  Guaranteed Delivery.  Notwithstanding the foregoing, if a Stockholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 12:00 Midnight Eastern Time on the Expiration Date, or a Stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such Stockholder’s Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i) the tender is made by or through an Eligible Institution; and

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 12:00 Midnight Eastern Time on the Expiration Date; and

(iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message), any documents required by the Letter of Transmittal and the Processing Fee, are received by the Depositary prior to 5:00 p.m., Eastern Time, on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution and a representation that the Stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares tendered (in proper certificated or uncertificated form), the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal and the Processing Fee, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, any other documents required by the Letter of Transmittal and the Processing Fee.

f.  Determinations of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or not accompanied by the Processing Fee or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or Stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding.

NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE INVESTMENT ADVISER, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

g.  United States Federal Income Tax Withholding.  To prevent the imposition of U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to such payments each Stockholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”) (or, if appropriate, Form W-8IMY (“Form W-8IMY”)) (for non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Depositary. See Section 15.

Under certain circumstances (see Section 15), the Depositary will withhold a tax equal to 30% of the gross payments payable to a non-U.S. Stockholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. Stockholder from the 30% withholding tax.) For this purpose, a “Non-U.S. Stockholder” is, in general, a Stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. The Depositary will determine a Stockholder’s status as a Non-U.S. Stockholder and the Stockholder’s eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such Stockholder may be eligible should consider doing so in order to avoid over-withholding. See Section 15.

5.  Withdrawal Rights.  At any time prior to 5:00 p.m., Eastern Time, on the second day on which the NYSE is open for trading after the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after June 26, 2009, any Stockholder may withdraw all, but not less than all, of the Shares that the Stockholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth on page 2 of this Offer. Stockholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at (617) 360-6810, and the original notice of withdrawal must be delivered to the Depositary by overnight courier next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the Stockholder-see Sections 1 and 15) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 12:00 Midnight Eastern Time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE INVESTMENT ADVISER, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6.  Payment for Shares.  For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to Stockholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form), (c) any other documents required by the Letter of Transmittal, and (d) the Processing Fee. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering Stockholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

Any tendering Stockholder or other payee who has not previously submitted a correct, completed and signed Form W-8BEN (or, if appropriate, Form W-8IMY) or Form W-9, as necessary, and who fails to complete fully and sign either the Form W-8BEN (or, if appropriate, Form W-8IMY) or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such Stockholder or other payee pursuant to the Offer. See Section 15 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.

7.  Source and Amount of Funds.  The total cost to the Fund of purchasing 924,778 of its issued and outstanding Shares pursuant to the Offer would be $5,983,313.66 (based on a price per Share of $6.47, the NAV as of the close of the regular trading session of the NYSE on May 1, 2009). On May 1, 2009, the aggregate value of the Fund’s net assets was $119,735,823.32.

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by the Investment Adviser, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. The Fund reserves the right to finance a portion of the Offer through temporary borrowing.

The purchase of Shares by the Fund will decrease the net assets of the Fund and, therefore, have the effect of increasing the Fund’s expense ratio. In addition, the purchases may have an adverse effect on the Fund’s investment performance.

Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund’s net income. As of May 1, 2009, cash and cash equivalents constituted approximately 1.54% of the Fund’s total assets.

Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction costs. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering Stockholders whose Shares are accepted for purchase by the Fund, as well as those Stockholders who do not sell Shares pursuant to the Offer. Stockholders who retain their Shares may be subject to certain other effects of the Offer. See Section 11.

8.  Price Range of Shares; Dividends/Distributions.  The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

	Net Asset Value		Market Price		Dividends/ Distributions
	High	Low	High	Low
Fiscal Year (ending September 30)
2007
1st Quarter	8.45	8.20	7.88	7.34	.1395
2nd Quarter	8.52	8.41	8.15	7.83	.1395
3rd Quarter	8.57	8.28	8.19	7.76	.1395
4th Quarter	8.30	7.99	7.77	6.50	.1395

2008
1st Quarter	8.37	8.10	7.33	7.03	.1395
2nd Quarter	8.20	7.81	7.29	6.83	.1395
3rd Quarter	8.13	7.75	7.56	6.89	.1395
4th Quarter	7.71	7.00	6.87	5.06	.1395

2009
1st Quarter	6.90	5.29	5.40	3.47	.1395
2nd Quarter	6.19	5.69	5.23	4.08	.1395
3rd Quarter (as of April 30, 2009)	6.45	6.00	5.48	4.89	.1395

As of the close of business on May 1, 2009, the Fund’s NAV was $6.47 per Share, and the closing price per Share on the NYSE on that date was $5.53. During the pendency of the Offer, current NAV quotations can be obtained by contacting the Depositary in the manner indicated in Section 1.

The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

9.  Selected Financial Information.  Set forth below is a summary of selected financial information for the Fund as of, and for the fiscal years ended, September 30, 2008 and September 30, 2007. The information with respect to the two fiscal years has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Stockholders for these years. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION

For the Period Indicated Below

	Year Ended September 30, 2008	Year Ended September 30, 2007
	(Audited)	(Audited)
STATEMENT OF ASSETS AND LIABILITIES
(AT END OF PERIOD)
Total assets	$136,572,894	$192,614,325
Total liabilities	$7,123,785	$31,297,431
Net assets	$129,449,109	$161,316,894
Net asset value per Share	$7.00	$8.29
Shares outstanding	18,495,567	19,469,017

STATEMENT OF OPERATIONS
Investment income	$12,752,532	$13,485,200
Expenses	2,155,108	2,642,952
Net investment income	10,597,424	10,842,248
Net gain (loss) on investment transactions	(23,991,520)	1,896,846
Net increase (decrease) in net assets from operations	$(13,354,636)	$12,739,094

SELECTED DATA FOR A SHARE OF COMMON STOCK OUTSTANDING THROUGHOUT EACH PERIOD
Income From Investment Operations
Net investment income (a)	$0.55	$0.54
Net realized and unrealized gain (loss) on investment and option transactions	(1.28)	0.09
Contribution from Investment Adviser	$0.00 (b)	$0.00

Net increase (decrease) in net asset value from operations	(.73)	0.63

Dividends and Distributions
Dividends from net investment income	(0.56)	(0.56)
Total dividends and distributions	(0.56)	(0.56)

Net asset value, end of period	$7.00	$8.29

Market value, end of period	$5.22	$7.31

RATIOS
Expenses to average net assets	1.40%	1.56%
Expenses to average net assets excluding interest expense	1.12%	1.13%
Net investment income to average net assets	6.91%	6.42%

TOTAL INVESTMENT RETURN
Total investment return based on: (c)
Market value	(22.66)%	6.55%
Net asset value	(8.53)%	8.34%

(a)	Based on average shares outstanding.
(b)	Amount is less than $0.005.
(c)	Total investment return is calculated assuming a purchase of common stock on the opening of the first day and a sale on the closing of the last day of the period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Fund’s dividend reinvestment plan. Generally, total investment return based on net asset value will be higher than the total investment return based on market value in periods where there is an increase in the discount or a decrease in the premium of the market value to the net asset value from the beginning to the end of such periods. Conversely, total investment return based on the net asset value will be lower than total investment return based on market value in periods where there is a decrease in the discount or an increase in the premium of the market value to the net asset value from the beginning to the end of such periods. Total investment return calculated for a period of less than one full year is not annualized.

10.  Interest of Directors, Executive Officers and Certain Related Persons.  The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns are set forth in the table below. The address of each of the Fund’s officers is in care of the Fund at 1345 Avenue of the Americas, New York, New York 10105. The address of each of the Fund’s disinterested Directors is c/o AllianceBernstein L.P., Attn: Philip L. Kirstein, 1345 Avenue of the Americas, New York, New York 10105. As of May 1, 2009, the directors of the Fund as a group beneficially owned less than 1% of the Shares. As of May 1, 2009 the Investment Adviser owned 0 Shares.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Robert M. Keith, President	0	0%
Philip L. Kirstein, Senior Vice President and Independent Compliance Officer	0	0%
Paul J. DeNoon, Vice President	0	0%
Emilie D. Wrapp, Secretary	0	0%
Phyllis J. Clarke, Controller	0	0%
Joseph J. Mantineo, Treasurer and Chief Financial Officer	0	0%
William H. Foulk, Jr., Chairman and Director	662.0036%
D. James Guzy, Director	0	0%
John H. Dobkin, Director	0	0%
Michael J. Downey, Director	0	0%
Marshall C. Turner, Director	0	0%
Nancy P. Jacklin, Director	0	0%
Earl D. Weiner, Director	0	0%
Gary L. Moody, Director	0	0%

Pursuant to an Advisory Agreement dated as of October 22, 1993 with the Investment Adviser (a copy of which is incorporated by reference as an exhibit to Schedule TO filed with the Securities and Exchange Commission-See Section 14), the Fund employs the Investment Adviser to manage the investment and reinvestment of the assets of the Fund. The Investment Adviser, whose business address and telephone number are 1345 Avenue of the Americas, New York, New York 10105 and (800) 221-5672, has been the Fund’s investment adviser since the Fund’s commencement of operations. For services provided by the Investment Adviser under the Investment Advisory Agreement, the Fund pays the Investment Adviser an advisory fee at an annualized rate of .75% of the Fund’s average weekly net assets. Such fee is accrued daily and paid monthly. For purposes of calculating this fee, average weekly net assets are determined on the basis of the Fund’s average net assets for each weekly period (ending on Friday) ending during the month. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period. When a Friday is not a Fund business day, the calculation is determined with reference to the net assets of the Fund on the Fund business day immediately preceding such Friday. During the fiscal years ended September 30, 2008 and September 30, 2007, the Fund paid to the Investment Adviser fees totaling $1,150,446 and $1,267,930, respectively, pursuant to the Investment Advisory Agreement.

During the past sixty days, there have not been any transactions involving Shares that were effected by the Fund. Based upon the Fund’s records and upon information provided to the Fund, there have not been any transactions in Shares that were effected during such period by any director or executive officer of the Fund, any person controlling the Fund, any director or executive officer of any corporation or other person ultimately in control of the Fund, any associate or minority-owned subsidiary of the Fund or any executive officer or director of any subsidiary of the Fund. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

11.  Certain Effects of the Offer.  The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Stockholders who do not tender Shares. All Stockholders remaining after the

Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Fund’s assets resulting from payment for the tendered Shares, such as any greater volatility due to decreased portfolio diversification and proportionately higher expenses. Under certain circumstances, the need to raise cash in connection with the purchase of Shares pursuant to the Offer may have an adverse effect on the Fund’s NAV and/or income per Share. See Section 7. All Shares purchased by the Fund pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

12.  Certain Information about the Fund.  The Fund was incorporated in Maryland on August 10, 1993 and is registered as a non-diversified, closed-end management investment company under the 1940 Act. The Fund invests substantially all of its assets in U.S. and non-U.S. fixed-income securities denominated in U.S. Dollars. The Fund’s primary investment objective is to seek high current income. Its secondary investment objective is capital appreciation. In seeking to achieve these objectives, the Fund invests at least 35% of its total assets in U.S. corporate fixed income securities. The balance of the Fund’s investment portfolio is invested in (a) fixed income securities issued or guaranteed by foreign governments, including participations in loans between foreign governments and financial institutions, and interests in entities organized and operated for the purpose of restructuring the investment characteristics of instruments issued or guaranteed by foreign governments and (b) non-U.S. corporate fixed income securities. Substantially all of the Fund’s assets are to be invested in high yield, high risk securities that are low-rated (i.e., below investment grade), or of comparable quality and unrated, and that are considered to be predominately speculative as regards the issuer’s capacity to pay interest and repay principal. The Fund is permitted to invest up to 50% of its total assets in securities that are not readily marketable.

Reference is made to Sections 2, 8 and 9 and to the financial statements referred to in Section 9.

The principal executive office and business address of the Fund is located at 1345 Avenue of the Americas, New York, New York 10105. The Fund’s business telephone number is (800) 221-5672.

13.  Legal Proceedings.  On October 2, 2003, a purported class action complaint entitled Hindo et al. v. AllianceBernstein Growth & Income Fund et al. (the “Hindo Complaint”) was filed against the Investment Adviser; AllianceBernstein Holding L.P. (“Holding”); AllianceBernstein Corporation; AXA Financial, Inc.; the AllianceBernstein Mutual Funds, certain officers of the Investment Adviser (“AllianceBernstein defendants”); and certain other unaffiliated defendants, as well as unnamed Doe defendants. The Hindo Complaint was filed in the United States District Court for the Southern District of New York by alleged shareholders of two of the AllianceBernstein Mutual Funds. The Hindo Complaint alleges that certain of the AllianceBernstein defendants failed to disclose that they improperly allowed certain hedge funds and other unidentified parties to engage in “late trading” and “market timing” of AllianceBernstein Mutual Fund securities, violating Sections 11 and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Sections 206 and 215 of the Investment Advisers Act of 1940. Plaintiffs seek an unspecified amount of compensatory damages and rescission of their contracts with the Investment Adviser, including recovery of all fees paid to the Investment Adviser pursuant to such contracts.

Following October 2, 2003, additional lawsuits making factual allegations generally similar to those in the Hindo Complaint were filed in various federal and state courts against the Investment Adviser and certain other defendants.

On September 29, 2004, plaintiffs filed consolidated amended complaints with respect to four claim types: mutual fund shareholder claims; mutual fund derivative claims; derivative claims brought on behalf of Holding; and claims brought under ERISA by participants in the Profit Sharing Plan for Employees of the Investment Adviser. All four complaints include substantially identical factual allegations, which appear to be based in large part on the Order of the Securities and Exchange Commission (the “Commission”) dated December 18, 2003 as amended and restated January 15, 2004 and the New York State Attorney General Assurance of Discontinuance dated September 1, 2004.

On April 21, 2006, the Investment Adviser and attorneys for the plaintiffs in the mutual fund shareholder claims, mutual fund derivative claims, and ERISA claims entered into a confidential memorandum of understanding containing their agreement to settle these claims. The agreement will be documented by a stipulation of settlement and will be submitted for court approval at a later date. The settlement amount ($30 million), which the Investment Adviser previously accrued and disclosed, has been disbursed. The derivative claims brought on behalf of Holding, in which plaintiffs seek an unspecified amount of damages, remain pending.

It is possible that these matters and or other developments resulting from these matters could result in increased redemptions of the Fund’s shares or other adverse consequences to the Fund. This may require the Fund to sell investments to provide for sufficient liquidity and could also have an adverse effect on the investment performance of the Fund. However, the Investment Adviser believes that these matters are not likely to have a material adverse effect on its ability to perform advisory services relating to the Fund.

14.  Additional Information.  An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), including the exhibits thereto, filed with the Commission, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549-0102 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO and the exhibits are available on the EDGAR Database on the Commission’s Internet site at http://www.sec.gov and copies of this information may also be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Commission’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

15.  Certain United States Federal Income Tax Consequences.  The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including applicable Treasury regulations and IRS rulings. Each Stockholder is encouraged to consult the Stockholder’s tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the Stockholder is a citizen, resident or domiciliary. In view of the requirement of the Offer that a tendering Stockholder must tender, or cause the tender of, both all of the Shares owned by the Stockholder and all of the Shares attributed to the Stockholder under Section 318 of the Code as of the date of purchase of Shares by the Fund pursuant to the Offer, tax advisors should also be consulted regarding the application of the constructive ownership rules of Section 318. In general, Section 318 provides that Shares owned by certain family members of a tendering Stockholder, and by certain entities in which the Stockholder has a direct or indirect interest, are treated as owned by the Stockholder for purposes of determining the federal income tax consequences of a sale of Shares pursuant to the Offer.

U.S. Stockholders.  It is anticipated that Stockholders (other than tax-exempt persons) who are citizens and/or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust (“U.S. Stockholders”), and who sell Shares pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Stockholder at the time of sale as a capital asset and will be treated as long-term capital gain or loss if the Shares have been held at the time of sale for more than one year. Any such long-term capital gain realized by a non-corporate U.S. Stockholder will be taxed at a maximum rate of 15%. The deduction of capital losses by non-corporate U.S. Stockholders is subject to certain limitations.

This U.S. federal income tax treatment, however, is based on the expectation that not all Stockholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of tendering Stockholders will be sufficiently reduced. If the continuing ownership interest in the Fund of tendering Stockholders is not sufficiently reduced, then the cash received in exchange for the Shares would be treated as a distribution by the Fund, rather than as a sale of the Shares. In that event, the cash received by a U.S. Stockholder would be taxable as a dividend (i.e., as ordinary income, subject to the discussion of “qualified dividend income” below) to the extent of the U.S. Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. The excess of the cash received over the portion so taxable would constitute a non-taxable return of capital to the extent of the U.S. Stockholder’s tax basis in the Shares sold and any excess would be treated as either long-term or short-term capital gain from the sale of the Shares depending on the U.S. Stockholder’s holding period in the Shares. If cash received by a U.S. Stockholder is taxable as a dividend, the Stockholder’s tax basis in the purchased Shares would be considered to the remaining Shares held by the Stockholder. In the case of a tendering U.S. Stockholder that is a corporation treated as receiving a distribution from the Fund pursuant to the Offer, special basis adjustments may also be applicable with respect to any Shares of such U.S. Stockholder not purchased pursuant to the Offer.

Some or all of the distributions from the Fund may be treated as “qualified dividend income,” taxable to non-corporate U.S. Stockholders at a maximum rate of 15%, provided that both the Fund and the Stockholder satisfy certain holding period and other requirements. Based upon the investment policies of the Fund, it is expected that only a small portion, if any, of the Fund’s distributions would be treated as “qualified dividend income.”

Under the “wash sale” rules under the Code, a loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Stockholder acquires Shares within 30 days before or after the date the Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

The Depositary may be required to withhold 28% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless either: (a) the U.S. Stockholder has completed and submitted to the Depositary a Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

Non-U.S. Stockholders.  The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale.

If, however, U.S. Stockholders are treated as receiving a distribution from the Fund with respect to Shares they tender (under the principles discussed above), the cash received by a tendering Non-U.S. Stockholder will be treated for U.S. tax purposes as a distribution by the Fund, with the cash then being characterized in the same manner as described above for U.S. Stockholders. In such an event, the portion of the distribution treated as a dividend (which would not include the portion of such dividend attributable to certain interest income and certain capital gain income) to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder. If the amount realized on the tender of Shares by a Non-U.S. Stockholder is so effectively connected, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.

Non-U.S. Stockholders should provide the Depositary with a completed Form W-8BEN (or, if appropriate, Form W-8IMY) in order to avoid 28% backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved. A copy of Form W-8BEN (or, if appropriate, Form W-8IMY) is provided with the Letter of Transmittal for Non-U.S. Stockholders.

16.  Amendments; Extension of Tender Period; Termination.  The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-1(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).

Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated to, or elects to, extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be the per Share NAV determined as of the close of the regular trading session of the NYSE on the date after the Expiration Date as extended. No Shares will be accepted for payment until on or after the new Expiration Date.

17.  Miscellaneous.  The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

18.  Financial Statements.  The audited financial statements of the Fund are incorporated herein by reference to the Annual Report to Shareholders for the fiscal years ended September 30, 2008 and September 30, 2007. The Annual Report is included as part of the Fund’s filing on Form N-CSR as filed with the Commission on December 5, 2008 and December 7, 2007.

You may request a free copy of any of these documents, or make inquiries concerning the Fund, by contacting your broker or other financial intermediary, or by contacting the Investment Adviser:

By Mail:       AllianceBernstein Investments, Inc.

                      P.O. Box 786003

                      San Antonio, TX 78278-6003

By Phone:    For Information: (800) 221-5672

                      For Literature (800) 227-4618

or you may review or obtain these documents from the Commission:

•	Call the Commission at 1-202-551-8090 for information on the operation of the Public Reference Room.

•	Reports and other information about the Fund are available on the EDGAR Database on the Commission’s Internet site at http://www.sec.gov

•

Copies of the information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing to the Commission’s Public Reference Section, Washington DC 20549-0102.

You also may find these documents and more information about the Investment Adviser and the Fund on the Internet at: www.alliancebernstein.com.

May 4, 2009	ACM MANAGED DOLLAR INCOME FUND, INC.